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                                                                   EXHIBIT 10.21

                         TELETRAC, INC.
             MANAGEMENT INCENTIVE COMPENSATION PLAN

                            ARTICLE I
                       Purpose of the Plan

     1.1 The purpose of the Teletrac, Inc. Management Incentive Compensation Plan (the "Plan") of Teletrac, Inc. (the "Company"), a wholly owned subsidiary of Axsys Technologies, Inc. ("Axsys"), is to advance the interests of the Company and Axsys by providing eligible employees of the Company with additional incentive to promote the success of the Company's business, to increase their vested interest in the success of the Company's business and to encourage them to remain employees through the making of certain incentive cash bonus awards ("Awards") linked to performance goals.

                           ARTICLE II
                   Administration of the Plan

     2.1 The Plan shall be administered and interpreted by a committee (the "Committee") comprised solely of (i) Richard Howitt, so long as he is President and a full-time employee of the Company, (ii) if Richard Howitt shall not be President and a full-time employee of the Company, David Barker, so long as he is Vice-President, Research and Development and at least a half-time employee of the Company, and (iii) thereafter, individuals appointed from time to time by the Board of Directors of the Company (the "Board").

     2.2 Upon the terms and subject to the conditions set forth elsewhere herein, the Committee shall have, and is hereby delegated, full authority to designate Participants, make or withhold Awards, to construe and interpret the terms and provisions of the Plan and any Award made hereunder, to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable, and to otherwise supervise the administration of this Plan. The Committee shall consult with the Board prior to exercising any of its authority hereunder, including making any Award, but such consultation shall not impair the full authority of the Committee as set forth herein.

                           ARTICLE III
                           Eligibility

     3.1 Eligible persons mean (i) employees of the Company who are senior officers, members of senior management or key employees, provided such employees are full-time employees (other than David Barker, who may be a half-time employee), unless the requirement of full-time employment with the Company is waived in writing by the Board, and (ii) consultants to the Company approved in writing by the Board. "Participants" shall mean all such eligible persons who are, in addition, designated by the Committee as Participants. Subject to the next succeeding sentence, the Participants shall at a minimum include David Barker, Richard Howitt, William Hurst, William Kingsbury, Barton Norton (but only so long as he works at least 30 hours per week for the Company) and John Van Dyke, who are all full-time employees of the Company on the date of adoption of this Plan. Except to the extent otherwise expressly provided in an agreement with a Participant as permitted by Section 6.10, including the Employment Agreements, dated May 30, 1997 (collectively, the "Employment Agreements"), between the Company and each of David Barker and Richard Howitt, and except to the extent otherwise provided in Section 4.3(d) hereof, if a Participant who is a full-time employee ceases to be employed by the Company as a full-time employee, or if a Participant who is a consultant approved by the Board ceases to serve as a consultant to the Company, at any time during any Incentive Period (as defined below) for any reason, then each such Participant shall not be eligible for any payment made after his termination of employment or consultancy in respect of any Incentive Period.

                           ARTICLE IV
                      Awards Under the Plan

     4.1 (a) The Company shall establish separate incentive compensation pools (collectively, the "Incentive Compensation Pools") for each of the fiscal years ending December 31, 1997 (which commenced on February 1, 1997) and December 31, 1998 and the thirteen-month period ending January 31, 2000 (each referred to, generically, as an "Incentive Period" and, respectively, as the "1997 Incentive Period," the "1998 Incentive Period" and the "1999 Incentive Period"). The Incentive Compensation Pools for each of such Incentive Periods are referred to as the "1997 Incentive Pool", the "1998 Incentive Pool" and the "1999 Incentive Pool", respectively.

     The amount of the 1997 Incentive Pool shall be 60% of the excess, if any, of Gross Profit (as defined) for the 1997
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Incentive Period over $3,097,000.  The amount of the 1998
Incentive Pool shall be 60% of the excess, if any, of Gross Profit for the 1998 Incentive Period over the sum of (x) $3,379,000 and (y) the amount, if any, by which the Gross Profit for the 1997 Incentive Period was less than $3,097,000. The amount of the 1999 Incentive Pool shall be 60% of the excess, if any, of Gross Profit for the 1999 Incentive Period over the sum of (x) $3,660,000, (y) the amount, if any, by which the Gross Profit for the 1998 Incentive Period was less than $3,379,000 and
(z) the amount, if any, by which the Gross Profit for the 1997 Incentive Period was less than $3,097,000 (but only to the extent such shortfall for the 1997 Incentive Period was not taken into account in determining the 1998 Incentive Pool).

     Notwithstanding the foregoing or any other provision hereof to the contrary,

          (i)  the aggregate amount of the Incentive Compensation
     Pools shall not exceed $3,000,000,

          (ii) the maximum amount of the 1997 Incentive Pool shall be $1,000,000 (the "1997 Cap"), and any amount (the "1997 Deferred Amount") which would otherwise be payable in respect of the 1997 Incentive Pool but for the application of the 1997 Cap shall be carried forward for payment in subsequent years, but only if the 1997 Deferred Amount exceeds the amount (the "1998 Deficit Amount"), if any, by which Gross Profit for the 1998 Incentive Period is less than $3,379,000 and then only to the extent set forth in clauses (iii) and (iv) of this sentence, provided, however, that the amount of the 1997 Deferred Amount to be carried forward for payment in subsequent years subject to the satisfaction of the foregoing conditions in this clause (ii) shall be reduced by the amount, if any, of the 1998 Deficit Amount,

          (iii) the maximum aggregate amount payable in respect of the 1998 Incentive Pool and any 1997 Deferred Amount carried forward pursuant to clause (ii) (reduced in amount by application of the proviso in clause (ii)) shall not exceed an amount (the "1998 Cap") equal to $2,000,000, less all amounts previously paid in respect of the 1997 Incentive Pool, and any amount (the "1998 Deferred Amount") which would otherwise remain payable in respect of the 1998 Incentive Pool or the 1997 Deferred Amount (reduced in amount by application of the proviso in clause (ii)), but for the application of the 1998 Cap, shall be carried forward for payment, but only if the 1998 Deferred Amount exceeds the amount (the "1999 Deficit Amount"), if any, by which Gross Profit for the 1999 Incentive Period is less than $3,660,000 and then only to the extent set forth in clause (iv) of this sentence, provided, however, that the amount of the 1998 Deferred Amount to be carried forward for payment in the subsequent year subject to the satisfaction of the foregoing conditions in this clause (iii) shall be reduced by the amount, if any, of the 1999 Deficit Amount, and

          (iv) the maximum aggregate amount payable in respect of the 1999 Incentive Pool and any unpaid 1997 Deferred Amount carried forward pursuant to clause (ii) (reduced in amount by any application of the proviso in clause (ii)) and any 1998 Deferred Amount carried forward pursuant to clause
     (iii) (reduced in amount by application of the proviso in clause (iii)) shall not exceed an amount equal to 3,000,000, less all amounts previously paid in respect of the 1997 Incentive Pool and 1998 Incentive Pool.

     Subject to the next succeeding paragraph, the term "Gross Profit" means the consolidated gross profit or gross loss of the Company determined in accordance with generally accepted accounting principles and applied on a basis consistent with the determination of gross profit of the Company for the fiscal year ended January 31, 1997 as shown on the financial statements of the Company for such fiscal year audited by Arthur Andersen LLP. Without limiting the generality of the foregoing, in calculating Gross Profit the Company shall take into account on an accrual basis the items (but not amounts) of cost and expense set forth on Schedule I hereto. The fiscal year for the Company shall end on December 31, commencing December 31, 1997.

     In the event any "Axsys-Directed Change" shall occur, the Committee, on the one hand, and the Board, on the other hand, shall agree on the appropriate changes to be made to the amounts of Gross Profit that must be earned after giving effect to such Axsys-Directed Change, but not to the limitations on payments pursuant to this Plan contained in Section 4.1 hereof, so that, after giving effect to such Axsys-Directed Change, the Participants are not prejudiced or benefited in terms of their opportunity to earn Awards thereafter compared to their opportunity to earn Awards immediately prior to such Axsys-Directed Change. In making such determination, the Committee and
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the Board shall take into account solely the impact on Gross
Profit which would reasonably be expected to occur as a result of such Axsys-Directed Change. As used herein, the term "Axsys-Directed Change" means any material change to the conduct of the operation of the business of the Company, not approved by the Committee directly affecting Gross Profit, such as material intercompany sales and purchases of goods and services and any acquisition of or merger, consolidations or combinations with other business entities or operations (including present or future affiliates of Axsys) which directly affect Gross Profit. The Committee shall inform the Board in writing within five business days after it learns of any proposed event which it believes will constitute an Axsys-Directed Change.

     (b) The Company shall establish an incentive compensation pool in addition to the Incentive Compensation Pools (the "Additional Incentive Compensation Pool"). The amount of the Additional Incentive Compensation Pool shall be 33-1/3% of the excess, if any, of the sum of Gross Profit for each of the Incentive Periods, over $15,137,000, but in no event shall the amount of the Additional Incentive Compensation Pool be greater than $1,100,000.

     4.2 Subject to Sections 4.3(b), (c) and (d) hereof, promptly after the end of each Incentive Period, the Board shall determine the amount of Gross Profit for such Incentive Period and the amount of the related Incentive Compensation Pool or Additional Incentive Compensation Pool, as the case may be. Promptly after the determination by the Board of Gross Profit (and the amount of the related Incentive Compensation Pool or Additional Incentive Compensation Pool) for an Incentive Period, the Committee shall make an Award (and, subject to Section 4.1 hereof, the Company shall pay) to each Participant in an amount equal to the percentage determined by the Committee for such Participant of the Incentive Compensation Pool or Additional Incentive Compensation Pool then payable; provided, however, that neither Richard Howitt nor David Barker shall be entitled to an Award at any time exceeding 43% of the amount of any Incentive Compensation Pool or the Additional Incentive Compensation Pool then payable; and provided further, however, that the aggregate Awards which may be made to all Participants in respect of any Incentive Compensation Pool or the Additional Incentive Compensation Pool shall not exceed 100% of the amount of each such Incentive Compensation Pool or the Additional Incentive Compensation Pool, as the case may be. Subject to Sections 4.3(b), (c) and (d) hereof, no Participant shall be entitled to any individual Award unless and until the Committee determines to make such Award.

     4.3 (a) The termination of employment of any Participant with the Company for any reason shall not result in the reduction in the size of any Incentive Compensation Pool or the Additional Incentive Compensation Pool or a reduction in any limitations on payments in respect of any Incentive Compensation Pool or the Additional Incentive Compensation Pool. The reduction in David Barker's full-time employment to half-time employment (as permitted by Section 2(b) of his Employment Agreement) shall not result in a reduction in the size of any Incentive Compensation Pool or the Additional Incentive Compensation Pool or, except as determined by the Committee, his right to any Award thereunder.

     (b) In accordance with Section 7(b)(iii) of the Employment Agreements of David Barker and Richard Howitt (collectively, the "Founders"), if the employment with the Company of a Founder shall be terminated by the Company other than for Cause or Disability, or by such Founder with Good Reason (as such capitalized terms are defined in such Employment Agreements), then, notwithstanding such termination of employment, such Founder shall be entitled to receive an Award of 40% (or such lesser percentage as determined by the Committee prior to such Founders' Termination Date (as defined in his Employment Agreement)) of all amounts payable after his Termination Date in respect of each Incentive Compensation Pool and the Additional Incentive Compensation Pool as to which payments are made, when, as and if payments are required to be made in respect of such Incentive Compensation Pools and the Additional Incentive Compensation Pool pursuant to the other provisions of this Plan.

     (c) Notwithstanding any provision hereof to the contrary, including Section 4.1(a) hereof, an amount (a "Deferred Amount") which would otherwise be payable in respect of an Incentive Compensation Pool but for the application of the 1997 Cap or the 1998 Cap shall not be vested or otherwise accrue, and no Participant shall have any right to any Deferred Amount, except
(i) to the extent such Deferred Amount becomes payable by application of the provisions of Section 4.1(a), and (ii) solely in the case of the Founders, in the event of a Founder's Disability (as defined in such Founder's Employment Agreement) or death, in which event such Founder or his estate will be entitled to receive promptly thereafter an amount equal to 40% (or such lesser percentage as determined by the Committee prior to such Founder's Disability or death) of any Deferred Amount which has
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arisen prior to such Founder's Disability or death.  All payments to the Founders in respect of Deferred Amounts pursuant to this
Section 4.3(c) shall be counted as payments for purposes of the limitation on payments set forth in Sections 4.1(a) and 4.1(b) hereof.

     (d) If the employment with the Company of William Hurst, William Kingsbury or John Van Dyke is terminated by the Company without cause (as defined in such Participant's Severance Agreement entered into with the Company on the date of adoption of this Plan) and not as a result of such Participant's long-term disability, or if the employment with the Company of such Participant shall be terminated by such Participant with Good Reason (as defined in his Severance Agreement), then, notwithstanding such termination of employment, such Participant shall be entitled to receive an Award of 3% of all amounts payable after his Termination Date in respect of each Incentive Compensation Pool and the Additional Incentive Compensation Pool as to which payments are made, when, as and if payments are required to be made in respect of such Incentive Compensation Pools and the Additional Incentive Compensation Pool pursuant to the other provisions of this Plan. If the employment with the Company of Barton Norton is terminated by the Company during any Incentive Period for any reason other than for cause or disability (as defined in the Company's Long-Term Disability
Plan) of such Participant, such Participant shall be entitled to receive any Award to which he otherwise would have been entitled to receive in respect of such Incentive Period (and any prior Incentive Period) had his employment not been terminated, but only on a pro-rata basis through the date of his termination of employment.

                            ARTICLE V
              Amendment or Termination of the Plan

     5.1 Notwithstanding any other provision of this Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that any such amendment, suspension or termination may not, without the Participant's consent, adversely affect any Award theretofore made to him under the Plan or contravene the Company's obligations under Section 4.3(b), (c) or (d) hereof.
In the event that Axsys shall cease to be entitled to elect a majority of the Board, or in the event the Company shall sell all or substantially all of its assets, then there shall be paid promptly after such change or acquisition to the individuals as a group who are Participants immediately prior to such change or acquisition an amount equal to $4,100,000 less all amounts previously paid in respect of all Incentive Pools and the Additional Incentive Compensation Pool, unless (i) the Committee comprised of Richard Howitt or David Barker shall approve in writing such change or sale or (ii) the person or entity (or group of persons or entities) acquiring the right to elect a majority of the Board or purchasing such assets shall agree to be bound by the terms of this Plan and the Employment Agreements and Axsys shall have delivered its guarantee of the acquiror's obligations. Each Participant's interest in any such payment shall be as determined by the Committee in effect immediately prior to such change or acquisition.

                           ARTICLE VI
                          Miscellaneous

     6.1 No person shall have any claim or right to be made an Award under the Plan, until (i) such time as the amount of any Incentive Compensation Pool or the Additional Incentive Compensation Pool is determined and (ii) the Committee acting in its sole discretion, subject to Sections 4.3(b), (c) and (d) hereof, determines to make an Award to such person based on the percentage for such person of the Incentive Compensation Pool or the Addition of Incentive Compensation Pool determined by the Committee in its sole discretion, subject to Section 4.3(b), (c) and (d) hereof. Neither this Plan, nor the granting of a right to participate (whether pursuant to a written agreement or otherwise) in this Plan, nor the establishment of any goals or standards, nor the making of an Award under this Plan, shall, in and of themselves, give any Participant or other employee any right with respect to continuance of employment by the Company or any subsidiary or Axsys, nor shall this Plan limit in any way the right of the Company or any subsidiary by which an employee is employed to terminate his employment at any time. The foregoing shall not limit the rights of Richard Howitt and David Barker under their Employment Agreements.

     6.2 Except by will or the laws of descent and distribution or as provided in a written agreement between the Company and a Participant, no right or interest in any award made under this Plan shall be assignable or transferable, and no right or interest of any Participant hereunder shall be subject to any lien, obligation or liability of such Participant.

     6.3 The Company will bear all expense incurred in administering this Plan.

     6.4 Subject to the approval of the Committee and any agreement entered into pursuant to Section 6.10 hereof, the Company may make such changes in this Plan as may be necessary or desirable, in the opinion of the Board, to comply with the laws, rules and regulations of any governmental or regulatory authority, or to be eligible for tax benefits under the Code, or any other laws or regulations of any Federal, state, local or foreign government.

     6.5 The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require prior to the payment of any amount hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld.

     6.6 No assets shall be segregated or earmarked in respect of any Award hereunder and no Participant shall have any right to assign, transfer, pledge or hypothecate his interest, or any portion thereof, in his Award. The Plan and the making of Awards hereunder shall not constitute a trust.

     6.7 This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of California (regardless of the law that might otherwise govern under applicable California principles of conflict of laws).

     6.8 Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. The titles to Articles of this Plan are intended solely as a convenience and shall not be used as an aid in construction of any provisions thereof.

     6.9  This Plan shall be known as "The Teletrac, Inc.
Management Incentive Compensation Plan."

     6.10 The Company may enter into written agreements with one or more Participants limiting the Company's discretion under the Plan as set forth herein, and modifying the terms hereof, to the extent set forth in the terms of such agreements.

     6.11 Axsys has guaranteed the Company's obligations under this Plan to the extent set forth in Section V(c) of the Stock Purchase Agreement, dated May 27, 1997 (the "Stock Purchase Agreement"), between Axsys, the Company and the Company's stockholders.

     6.12 The Board of Directors of the Company in effect immediately after the Closing (as defined in the Stock Purchase
Agreement) has ratified and approved this Plan as contemplated by
Section V(e) of the Stock Purchase Agreement.



                   Schedule I to Exhibit 5(c)

                         TELETRAC, INC.

                 ANALYSIS OF COST OF GOODS SOLD

               FOR THE YEAR ENDED JANUARY 31, 1997


BEGINNING INVENTORY                                   $   628,309

ADD:  DIRECT COSTS
      Purchase                      3,353,788
      Wages                         1,045,178
      Employee benefits               189,115
      Auto mileage                      1,441
      Business meals                      317
      Contract 1abor                   27,272
      Direct applied account            9,997
      Finishing                        75,347
      Freight                          43,644
      Lot Charge                        3,637
      Modifications                    19,985
      Packaging supplies                6,011
      Setup charge                     14,176
      Travel and lodging               33,001
                                    ---------


Total Direct Costs                                      4,822,909

ADD:  INDIRECT COSTS

      Business meals                      300
      Contract labor                   59,482
      Depreciation                     21,361
      Equipment rental                 15,904
      Overhead expenses allocation     92,812
      Repairs and maintenance          11,742
      Small tools                       5,422
      Supplies and lab.                12,008
      Test equipment                      502
      Travel and lodging               47,566
      Warehouse expense                 4,689
                                    ---------

Total Indirect Costs                                      271,788
                                                      ------------
TOTAL GOODS AVAILABLE FOR SALE                          5,723,006

LESS: ENDING INVENTORY                                 (1,174,958)
                                                      ------------
COST OF GOODS SOLD                                    $ 4,548,048
                                                      ============